Exhibit 99.1

Benihana Inc. Reports Total Restaurant Sales and Comparable Restaurant Sales Results

MIAMI--(BUSINESS WIRE)--April 4, 2011--Benihana Inc. (NASDAQ GS: BNHN, BNHNA), operator of the nation’s largest chain of Japanese theme and sushi restaurants, today reported total restaurant sales and comparable restaurant sales for the third four-week period (February 28, 2011 – March 27, 2011), the twelve-week period (January 3, 2011 – March 27, 2011) of the fourth fiscal quarter 2011, as well as the 52-week period (March 29, 2010 – March 27, 2011) of the fiscal year 2011.

For the third four-week period, both total restaurant sales and Company-wide comparable restaurant sales increased 7.0% to $27.9 million from $26.1 million, representing the fourteenth consecutive period of comparable restaurant sales growth. By concept, comparable restaurant sales increased 9.9% at Benihana Teppanyaki (including an 8.6% traffic gain) and 3.7% at RA Sushi, but decreased 3.8% at Haru. There were a total of 388 store-operating weeks in the third four-week period of the fourth fiscal quarter 2011 compared to a total of 390 store-operating weeks in the third four-week period of the fourth fiscal quarter 2010.

For the twelve-week period, both total restaurant sales and Company-wide comparable restaurant sales increased 5.6% to $81.4 million from $77.1 million, representing the fifth consecutive quarter of comparable restaurant sales growth. By concept, comparable restaurant sales increased 7.6% at Benihana Teppanyaki (including an 8.2% traffic gain) and 3.4% at RA Sushi, but decreased 2.7% at Haru. There were a total of 1,164 store-operating weeks in the fourth fiscal quarter 2011 compared to a total of 1,174 store-operating weeks in the fourth fiscal quarter 2010.

For the 52-week period, total restaurant sales increased 4.5% to $325.9 million from $311.8 million, while Company-wide comparable restaurant sales increased 4.2% to $322.2 million from $309.2 million. By concept, comparable restaurant sales increased 6.3% at Benihana Teppanyaki (including a 7.8% traffic gain) and 0.3% at RA Sushi, but decreased 0.4% at Haru. There were a total of 5,034 store-operating weeks in the fiscal year 2011 compared to a total of 5,060 store-operating weeks in the fiscal year 2010.

Richard C. Stockinger, Chairman, Chief Executive Officer and President, said, “We are thrilled with the exceptional top-line results at Benihana Teppanyaki during the recent four-week period which concluded an outstanding fiscal year. Our sales growth and traffic gain are a testament to the measurable success of our Renewal Program. We are proud of what we have accomplished in reinvigorating the quality and value proposition of Benihana’s brand over the past year and are pleased that our efforts are being so well-received by our loyal guests.”

Stockinger concluded, “RA Sushi posted a solid performance during the March period, as sales results continued to improve on a sequential basis, and have been positive for four consecutive periods. Haru’s recent softness, on the other hand, is a direct result of unfortunate weather in the New York metropolitan area, which lingered well into March. With the Spring season now upon us, we are hopeful that Haru’s sales trends will improve from current levels.”

About Benihana

Headquartered in Miami, Benihana Inc. (NASDAQ GS: BNHN, BNHNA) is the nation's leading operator of Japanese theme and sushi restaurants with 97 restaurants nationwide, including 63 Benihana restaurants, nine Haru sushi restaurants, and 25 RA Sushi restaurants. In addition, 20 franchised Benihana restaurants are operating in the United States, Latin America and the Caribbean. To learn more about Benihana Inc. and its three restaurant concepts, please view the corporate video at www.benihana.com/about/video.

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of the Benihana, including, without limitation: risks related to Benihana’s business strategy, including the Renewal Program and marketing programs; risks related to Benihana’s ability to operate successfully in the current challenging economic environment; risks related to Benihana’s efforts to strengthen its Benihana Teppanyaki concept and build its RA Sushi and Haru brands; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. Past performance may not be indicative of future results. Although Benihana believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. In addition to the risks and uncertainties set forth above, investors should consider the risks and uncertainties discussed in Benihana’s filings with the Securities and Exchange Commission, including, without limitation, the risks and uncertainties discussed under the heading “Risk Factors” in such filings. Benihana does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

CONTACT:
ICR
Raphael Gross, 203-682-8253